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                                                                     EXHIBIT 5.1

June 4, 2002

Novellus Systems, Inc.
4000 North First Street
San Jose, CA  95134

          RE: The Novellus Systems, Inc. Amended and Restated 1992 Stock Option Plan
               The Novellus Systems, Inc. Amended and Restated 1992 Employee Stock Purchase Plan
               The Novellus Systems, Inc. 2001 Stock Incentive Plan
               The Novellus Systems, Inc. 2001 Non-Qualified Stock Option Plan The Novellus Systems, Inc. 401(k) Plan
               The GaSonics International Corporation 1994 Stock Option/Stock Issuance Plan
               The Gamma Precision Technology 1998 Stock Option Plan
               The GaSonics International Corporation 2000 Supplemental Stock Option Plan

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by Novellus Systems, Inc., a California corporation (the "Company"), with the Securities and Exchange Commission on June 4, 2002 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of 31,896,675 shares of Common Stock, no par value, of the Company (the "Stock") for issuance pursuant to above-referenced plans (the "Plans").

        It is our opinion that the Stock, when issued and sold in the manner described in the Registration Statement and the related Prospectus, will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

                                           Very truly yours,

                                           /s/ Morrison & Foerster LLP